Exhibit 10.20
Linda Segre
1524 Cypress Avenue
Burlingame, CA 94010
Dear Linda:
We are pleased to offer you the position of Senior Vice President, Corporate Strategy and Communications, with Diamond Foods, Inc. (“Diamond” or the “Company”). In this position you will report to Steve Neil, Executive Vice President and Chief Financial and Administrative Officer. The terms and conditions of our offer are as follows:
Start Date: We anticipate that your start date will be August 17, 2009.
Compensation:
Annual Base Salary:
$250,000.00 annualized base salary (Exempt), payable in accordance with standard Company payroll practices.
Bonus Incentive Program:
You will participate in the annual bonus program, which is designed to reward outstanding performance. Your position is eligible for a maximum bonus potential of 100% of base salary, with a target bonus potential of 50% of base salary. The bonus amount will be based on individual objectives and Company financial metrics, as will be established after commencement of your employment and approved by the Compensation Committee of the Board of Directors and/or the full Board of Directors. You will be eligible for this non-guaranteed bonus for fiscal 2010. You must continue to be an active employee through July 31 for eligibility in the bonus program and be an active employee on the day of the payout.
Equity Awards: You will be granted 10,000 shares of restricted stock and 10,000 options. The exercise price for the options will be Diamond’s closing price on the next business day after Diamond releases earnings for fiscal 2009, currently scheduled for September 30, 2009. Your purchase price for the restricted stock would be $0.001 per share.
The options will vest and become exercisable over a four-year period, with 25% of the shares vesting on the first anniversary of the date of grant, and the remaining shares vesting ratably on a quarterly basis over the 36-month period following the first anniversary of the date of grant. The restricted stock will vest over a four-year period, with 25% of the restricted stock vesting on each anniversary of your date of grant. The options and restricted stock will require your completion of applicable grant documents, which provide that vesting is subject to you remaining in continuous service as an employee of Diamond through each vest date.
Your position is eligible to receive annual refresh equity grants, as determined in the sole discretion by your direct supervisor and the Compensation Committee of the Board of Directors.
Performance Evaluation/Salary Review:
An evaluation of your performance, along with financial consideration, will be conducted in accordance with the annual salary plan around September 2010.
Health & Welfare Benefits:
Eligibility for Diamond Foods, Inc. Health & Welfare Benefits commences on the first day of employment. Plan description of these benefits will be provided under separate cover during orientation.
Group Medical: Blue Cross
Group Dental Insurance: Delta Dental
Group Vision Insurance: Vision Service Plan (VSP)
Group Life Insurance: The Company provides basic life insurance at one (1) times your annual base salary. We offer the option to purchase additional voluntary life insurance at competitive group rates.
Long & Short Term Disability: The Company will provide both of these plans for you at no cost.
IRS Section 125: You will be provided the opportunity to participate in three (3) optional plans — (a) for pre-tax employee co-share premiums; (b) Tax-free Medical Flexible Spending Account (FSA) up to $2,600 per year; or (c) Tax-free Dependent Care Flexible Spending Account (FSA) up to $5,000 per year.
Executive Premium Health Benefit: You will be eligible to participate in the Company’s Exec-u-Care program, which provides for additional health and medical reimbursements that are not otherwise covered by our Group Medical program.

The Retirement Program:
Diamond has a Savings and Investment Plan, which is a 401k plan, with the following terms:
1.	You will be vested at 100% on your first day of eligibility after 6 months of employment and worked 1,000 hours.

2.	Company will make a contribution equal to 3% of employee’s base salary on a quarterly basis after six (6) months of employment. No employee match is required.
Other Benefits:
Holidays: Ten (10) paid holidays per year.
Paid Time Off (PTO) Annual Accrual:

Date of Hire — completing 2 yrs.	4.615 hrs/pay period = 3 weeks/year
3 years — completing 14 yrs.	6.154 hrs/pay period = 4 weeks/year
15 or more years	7.692 hrs/pay period = 5 weeks/year
Change of Control/Severance Agreement: Upon approval by the Board of Directors, the Company will enter into its standard form of Change of Control/Severance Agreement with you. The form of the agreement is attached to this letter.
Health Club Membership: Diamond will provide you with a membership in a health club. Currently, the company provides memberships for senior executives at the Bay Club in San Francisco. In the alternative, Diamond will reimburse you for up to $150.00 per month for dues incurred at another club.
Parking: Diamond will pay your monthly parking fees in the Transamerica building.
Obligations of Employee During & After Employment:
Records: All records, files, documents and the like, or abstracts, summaries or copies thereof, relating to the business of the Company or the business of any subsidiary or affiliated companies, which the Company or you shall prepare or use or come into contract with, shall remain the sole property of the Company or the affiliated or subsidiary company, as the case may be, and shall not be removed from the premises without the written consent of the Company, and shall be promptly returned upon termination of employment.
Competitors of the Company: You acknowledge that you have acquired and will acquire knowledge regarding confidential, proprietary and/or trade secret information in the course of performing your responsibilities for the Company, and you further acknowledge that such knowledge and information is the sole and exclusive property of the Company. You recognize that disclosure of such knowledge and information, or use of such knowledge and information, to or by a competitor could cause serious and irreparable harm to the Company. You therefore agree that you shall not accept employment with, nor provide any form of service for, any company that competes with the business of the Company during and for one year after termination of your employment with the Company.
Non-Solicitation: During your employment with the Company and for a period of one year after termination, for any reason, you agree that you will not, directly or indirectly (i) solicit any employee of the Company to leave the employment of the Company or (ii) induce or attempt to induce, any customer or supplier of the Company to cease doing business with the Company.

Linda, we believe this outlines the primary components related to your employment with the Company. Upon commencement of your employment, we will have additional employment documents for you to sign, including company policies. As in this capacity you will be a Section 16 officer and serve as a member of the executive staff, your employment agreement will require formal approval by the compensation committee. This formal approval process will be completed upon your acceptance of the offer. Should you accept our offer of employment, please sign, date and return the original copy of this letter to the Company, we have included a copy of this letter for your files.
Sincerely,
DIAMOND FOODS, INC.

/s/ Stephen Kim
Stephen Kim
Vice President, General Counsel & Human Resources

Diamond Foods, Inc. operates under an employment-at-will concept, which means either party may terminate the employment relationship at any time, with or without cause and with or without notice. In addition, no statements made in this offer letter are meant to imply or state a guarantee of continued employment. If any part of the terms set forth in this letter is determined to be unenforceable, including without limitation the section entitled “Competitors of the Company,” the remaining terms shall not be affected and shall remain fully enforceable.

Acceptance:	/s/ Linda Segre
Linda Segre
cc:	Personnel File